Exhibit 99.1

Contact:
Brendan Lahiff, Sr. Investor Relations Manager
Intersil Corporation
(408) 546-3399
investor@intersil.com

Intersil Appoints Industry Veteran Donald Macleod to its Board of Directors

Milpitas, CA – September 4, 2012 – Intersil Corporation (NASDAQ Global Select: ISIL) today named Donald Macleod to its Board of Directors.  Mr. Macleod, 63, served as President and Chief Executive Officer of National Semiconductor Corporation from November 2009 until its acquisition in September 2011. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming CEO, including Chief Operating Officer and Chief Financial Officer. He served as the Chairman of the Board of Directors from May 2010 to September 2011. Mr. Macleod also currently serves on the Board of Directors of Avago Technologies, a position he has held since November 2007.

Mr. Macleod holds both a Bachelor of Science degree in economics and an honorary Doctor of the University degree from the University of Stirling in Scotland.  He is a member of the Institute of Chartered Accountants of Scotland.

“We are pleased to have Don join the Intersil Board.  He has over 30 years of industry experience in both Europe and the United States which makes him a valuable addition to our Board,” said Dave Bell, President and Chief Executive Officer of Intersil.  “His extensive knowledge of the semiconductor industry and proven business and financial acumen are an excellent fit for our organization as we continue to execute on our strategy of building a great company.”

About Intersil
Intersil Corporation is a leader in the design and manufacture of high-performance analog, mixed-signal and power management semiconductors. The Company's products address some of the fastest growing markets within the communications, computing, high-end consumer and industrial electronics markets. For more information about Intersil or to find out how to become a member of our winning team, visit the Company's website and career page at www.intersil.com.